EXHIBIT 10.1

AMENDMENT NO. 8
TO
SECOND AMENDED AND RESTATED
CINEDIGM CORP. 2000 EQUITY INCENTIVE PLAN

AMENDMENT NO. 8, dated as of September 8, 2016 (this "Amendment"), to the Second Amended and Restated 2000 Equity Incentive Plan (as amended, the "Plan") of Cinedigm Corp. (f/k/a Cinedigm Digital Cinema Corp. and f/k/a Access Integrated Technologies, Inc.), a Delaware corporation (the "Corporation").
WHEREAS, the Corporation maintains the Plan, effective as of June 1, 2000; and
WHEREAS, the Corporation deems it to be in the best interest of the Corporation and its stockholders to amend the Plan in order to specify the permitted uses, with respect to future grants, of shares subject to earlier grants that were terminated, forfeited, expired or cancelled and/or for which such shares were never issued.
NOW, THEREFORE, BE IT RESOLVED the Plan is hereby amended as follows:
1. Section 5.2 shall be revised and replaced in its entirety to read as follows:
"The total number of shares of Stock (including Restricted Stock, if any) optioned or granted under this Plan during the term of the Plan shall not exceed 1,430,000 shares. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross Shares issued (i.e., Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price and any applicable tax withholdings) pursuant to a Stock Appreciation Right will cease to be available under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. For purposes of clarification, no Shares purchased by the Company with proceeds received from the exercise of an Option or Stock Appreciation Right will become available for issuance under this Plan."
2. This Amendment shall be effective as of the date first set forth above.
3. In all respects not amended, the Plan is hereby ratified and confirmed and remains in full force and effect.

CINEDIGM CORP.

By:   /s/ Christopher J. McGurk
       Name: Christopher J. McGurk
       Title:   Chairman and CEO